UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2005

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-4714	35-1038277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 743, 2520 By-Pass Road Elkhart, IN 46515

(Address of principal executive offices) (Zip Code)

(574) 294-6521

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) The Corporation has historically recorded all proceeds received from the sale or maturity of U.S. Treasury Bills as an investing activity in the Consolidated Statement of Cash Flows. In connection with the preparation of the unaudited consolidated financial statements for the six-month period ended November 30, 2004, management determined that the proceeds received upon sale or maturity of the U.S. Treasury Bills represents an investing cash inflow for the amount of the original investment and an operating cash inflow for the interest received. On January 6, 2005, the audit committee of the Corporation’s board of directors concluded that the previously issued Consolidated Statements of Cash Flows contained in the Corporation’s Annual Report on Form 10-K for the year ended May 31, 2004 and the Corporation’s quarterly report on Form 10-Q for the quarter ended August 31, 2004 should be restated, and therefore should no longer be relied upon.

In order to properly allocate the proceeds from the sale or maturity of U.S. Treasury Bills between operating and investing activities, the Corporation’s Consolidated Statements of Cash Flows will be restated for the years ended May 31, 2004, 2003 and 2002 and for the 2004 quarterly periods. The restatement had no effect on the total or per-share amount of net earnings or retained earnings for such periods.

The decision to restate the Consolidated Statements of Cash Flows was made by the audit committee of the board of directors upon the recommendation of management and after management’s discussion of this issue with the Corporation’s independent registered public accounting firm. Having discussed the matter with management the audit committee approved and authorized the Corporation’s management to amend previously filed public reports. The Corporation will amend its Annual Report on Form 10-K for the year ended May 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2004, and restate the Consolidated Statements of Cash Flows contained in such reports as soon as practical. Stockholders should refer to the restated Consolidated Statements of Cash Flows when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYLINE CORPORATION
Date: January 10, 2005	By:	/s/ James R. Weigand
James R. Weigand
Vice President, Finance and Treasurer and Chief Financial Officer